News Release

Firsthand Technology Value Fund Discloses
Top Portfolio Holdings

San Jose, CA, December 11, 2014 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of November 30, 2014 were IntraOp Medical, Turn, AliphCom (Jawbone), Pivotal Systems, and QMAT.

1.
IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of November 30, 2014, the Fund’s investment in IntraOp consisted of 20,300,000 shares of preferred stock plus debt securities and represented approximately 9.1% of the Fund’s estimated net assets.*

2.
Turn Inc. is a leading provider of advertising technology to Fortune 1000 marketers and their agencies. As of November 30, 2014, the Fund’s investment in Turn consisted of 1,798,562 shares of preferred stock and represented approximately 6.2% of the Fund’s estimated net assets.*

3.
AliphCom, Inc. designs and markets wearable technology and audio devices under the Jawbone brand. As of November 30, 2014, the Fund’s investment in AliphCom consisted of 2,128,005 shares of common stock and represented approximately 5.3% of the Fund’s estimated net assets.*

4.
Pivotal Systems, Inc. provides monitoring and process control technologies for the semiconductor manufacturing industry. As of November 30, 2014, the Fund’s investment in Pivotal consisted of 19,857,028 shares of preferred stock plus debt securities, and represented approximately 5.0% of the Fund’s estimated net assets.*

5.
QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of November 30, 2014, the Fund’s investment in QMAT consisted of 12,000,240 shares of preferred stock plus warrants to purchase additional shares, and represented approximately 5.0% of the Fund’s estimated net assets.*

News Release

The Fund also announced that, as of November 30, 2014, estimated net assets of the Fund were approximately $241 million, or $26.54 per share, including cash of approximately $11.77 per share. Note that the estimated net assets of $26.54 per share and cash of $11.77 per share are net of the $2.998210 per share cash distribution that was paid on November 6, 2014. The cash distribution payable on December 11, 2014 ($2.86156 per share) was not factored in to the calculation of estimated net assets and cash as of November 30, 2014.

As of November 30, 2014, the Fund’s top five holdings constituted 30.6% of the Fund’s estimated net assets. Complete financial statements and a detailed schedule of investments as of September 30, 2014, are available with the Fund’s quarterly report filing on Form 10-Q, available on our website.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

*
Estimated net assets as of November 30, 2014, represent net assets of approximately $269 million as of September 30, 2014, plus the net change in unrealized appreciation/depreciation and realized gains/losses on publicly traded securities since September 30, 2014, minus the $27 million cash distribution to shareholders on November 6, 2014. For the purposes of calculating the percentage of net assets represented by each investment, the value of each holding is determined by the most recent of: (1) the purchase price, (2) the market value for public securities, less any discounts taken due restrictions on the stock, or (3) the September 30, 2014, fair value of each security, as determined under procedures approved by our Board of Directors.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com